EXECUTION VERSION
July 17, 2024
By Electronic Mail
lapsey@itctransco.com
Linda H. Apsey
c/o ITC Holdings Corp.
27175 Energy Way
Novi, Michigan 48377
Re: Amendment to Employment Agreement
Dear Linda:
As we discussed, based upon a change in your position, it is necessary to amend your December 21, 2012 Employment Agreement (the "Employment Agreement"), between you and ITC Holdings Corp. As reflected in an October 14, 2016 letter, effective November 1, 2016, you were appointed President and Chief Executive Officer of ITC Holdings Corp. (the "Company"), International Transmission Company and any of their subsidiaries and/or affiliates that the board of directors of the Company (the "Board") designated (collectively, the "Employer"). Effective July 16, 2024, this letter replaces and supersedes the October 14, 2016 letter, and amends and modifies your Employment Agreement with the Company as follows:
1.Effective July 17, 2024, Section 2(a) of the Employment Agreement is amended as follows: (A) your position will be Chief Executive Officer of the Employer, and (B) you will have such duties and authority as the Board (instead of the Chief Executive Officer) determines from time to time.
2.Effective July 17, 2024, Section 2(b) of the Employment Agreement is amended and consent of the Board, instead of the Chief Executive Officer, is required with respect to your engaging in activities described therein.
3.Effective July 17, 2024, your new term of employment will commence on July 16, 2024, and end on July 16, 2026, subject to the conditions set forth in the Employment Agreement; provided, however, that such period of employment will automatically be extended for successive one-year periods unless you or the Employer, at least thirty (30) days prior to the end of any such period, provides written notice to the other party of the intent not to extend such period of employment for any additional one-year period.
4.Effective July 17, 2024, your annual base salary will continue as previously determined by the Board on November 9, 2023, your target annual incentive plan bonus, as determined by the Board on November 9, 2023, is 100% of salary, and your long term incentive value will continue as previously determined by the Board on January 20, 2024

4895-5420-4877 3

This letter and the Employment Agreement (and any policies referenced therein) set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede any and all prior agreements, arrangements and understandings, written or oral, relating to the matters set forth in this letter and the Employment Agreement. Except as expressly modified by this letter, all terms and provisions of the Employment Agreement shall continue unchanged and in full force and effect. You acknowledge that no promises or representations, oral or written, have been made regarding your employment other than those expressly stated herein, and that you have not relied on any other promises or representations relating to your employment in signing this letter.
This letter may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.
Please sign and date this letter below and return the signed and dated letter to me on or before July 19, 2024 to acknowledge this change in the terms and conditions of your employment, as previously set forth in the Employment Agreement.
We thank you for and look forward to your continued service with the Company.
                        Sincerely,

                        ITC Holdings Corp.

                         /s/ Christine Mason Soneral
                        By: Christine Mason Soneral
                        Title: SVP and General Counsel

ACKNOWLEDGED & ACCEPTED

/s/ Linda H. Apsey
Linda H. Apsey

Date: July 16, 2024

2

4895-5420-4877 3